EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
U.S. GEOTHERMAL INC.
Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

     U.S. Geothermal Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify that:

     FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Certificate of Incorporation to increase the authorized shares of the Corporation’s Common Stock, par value $0.001 per share; (ii) declaring such amendment to be advisable and (iii) directing that such amendment be considered at the 2008 Annual Meeting of Stockholders.

     SECOND: That upon the effectiveness of this Certificate of Amendment of the Certificate of Incorporation, the Certificate of Incorporation is hereby amended by amending and restating the first paragraph of Article VII to read as follows:

     “The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 250,000,000 of which 250,000,000 are to be shares of common stock, $0.001 par value per share. The shares may be issued by the Corporation from time to time as approved by the Board of Directors of the Corporation without the approval of the stockholders, except as otherwise provided in this Article VII.” THIRD: That, in accordance with the provisions of the Delaware General Corporation Law, the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon affirmatively voted in favor of the amendment at the 2008 Annual Meeting of Stockholders held on August 21, 2008.

     FOURTH: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by Kerry D. Hawkley, its Chief Financial Officer, and attested to by Shauna L. Pratt, its Controller, this 26th day of August, 2008.

U.S. GEOTHERMAL INC.

By:
Name: Kerry D. Hawkley
Title: Chief Financial Officer

ATTEST:

By:
Name: Shauna L. Pratt
Title: Controller